Exhibit 2.2

WRITTEN CONSENT REGARDING SECTION 3.4(e)

OF AGREEMENT AND PLAN OF MERGER

Paradigm Holdings, Inc., a Nevada corporation (the “Company”), CACI, Inc. - Federal, a Delaware corporation (“Parent”), CACI Newco Corporation, a Nevada corporation (“Merger Sub”), all of the directors of the Company (the “Directors”) in their capacities as such, and the undersigned holders (the “Stockholders”) of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) and the Series A-1 Senior Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”), as the case may be, in (i) their respective capacities as holders of the Common Stock and Preferred Stock, as the case may be, and (ii) with respect to Hale Capital Partners, LP, in its capacity as the authorized person to give consents under Section 9(b) of the Certificate of Designations of the Preferred Stock, do hereby consent to, approve and adopt the following:

WHEREAS, the Company, Parent and Merger Sub have entered into that certain Agreement and Plan of Merger, dated as of July 25, 2011 (the “Merger Agreement”);

WHEREAS, the parties to the Merger Agreement have determined that Section 3.4(e) of the Merger Agreement contains a typographical error not intended by the parties;

WHEREAS, the Company, Parent and Merger Sub desire to set forth their agreement and acknowledgement of the parties’ intended language in such Section 3.4(e) of the Merger Agreement, and the Company’s board of directors (acting via unanimous written consent of the Directors) and the Stockholders (acting via written consent) desire to approve such agreement and acknowledgement.

NOW THEREFORE, BE IT RESOLVED, that the Company’s board of directors hereby approves the correction of the second sentence of Section 3.4(e) of the Merger Agreement to read as intended by the parties to the Merger Agreement, as set forth immediately below, and recommends that the stockholders of the Company approve such language to replace the language currently contained in the second sentence of Section 3.4(e):

“Such deemed exercise of an Other Company Warrant as contemplated by this Section 3.4(e) shall be deemed a release of any and all rights the holder had or may have had in respect thereof; provided, that for any Other Company Warrant that has an exercise price more than the Common Merger Consideration, such Other Company Warrant will be cancelled and terminated at the Effective Time without any exercise thereof and no payment shall be made with respect thereto.”; and be it

FURTHER RESOLVED, that the Company, Parent and Merger Sub hereby agree and acknowledge that the second sentence of Section 3.4(e) of the Merger Agreement was intended to read as set forth above; and be it

FURTHER RESOLVED, that upon the execution of this Consent by the Company, the Directors, the Stockholders, Parent and Merger Sub, the second sentence of Section 3.4(e) of the Merger Agreement shall be deemed to be amended to read as set forth above; and be it

FURTHER RESOLVED, that the Stockholders approve the deemed amendment to Section 3.4(e) of the Merger Agreement as set forth above; and be it

FURTHER RESOLVED, that the Company shall amend the information statement provided to stockholders of the Company to disclose the actions taken pursuant to this Consent, in such form as shall be approved by the Company and Parent, and shall file such amendment with the Securities and Exchange Commission, and the parties shall make such further disclosures and filings with the Securities Exchange Commission as shall be necessary and appropriate; provided, that such disclosures and filings shall be subject to Sections 6.6(c) and 6.10 of the Merger Agreement; and be it

FURTHER RESOLVED, that this Consent may be executed in two or more counterparts (including by facsimile or electronic data file), each of which shall be deemed to be an original, but all of which shall constitute one and the same Consent, and shall be deemed effective in all respects upon execution and delivery to the Company.

[signatures on following pages]

Company:	PARADIGM HOLDINGS, INC.

	By:	/s/ Peter B. LaMontagne
	Name:	Peter B. LaMontagne
	Title:	President and CEO

Parent and Merger Sub:	CACI, INC.—FEDERAL

	By:	/s/ Arnold D. Morse
	Name:	Arnold D. Morse
	Title:	Senior Vice President, Chief Legal Officer and Secretary

CACI NEWCO CORPORATION

	By:	/s/ Arnold D. Morse
	Name:	Arnold D. Morse
	Title:	Senior Vice President, Chief Legal Officer and Secretary

Stockholders and Directors of the Company:	HALE CAPITAL PARTNERS, LP

	By:	/s/ Martin M. Hale, Jr.
	Name:	Martin M. Hale, Jr.
	Title:	Chief Executive Officer

EREF PARA, LLC

	By:	/s/ Martin M. Hale, Jr.
	Name:	Martin M. Hale, Jr.
	Title:	Chief Executive Officer

/s/ Martin M. Hale, Jr.
Martin M. Hale, Jr., as Director

/s/ Raymond Huger
Raymond Huger, as Stockholder and Director

/s/ John A. Moore
John A. Moore, as Stockholder and Director

/s/ Anne Denise Moore
Anne Denise Moore, as Stockholder

/s/ Peter B. LaMontagne
Peter B. LaMontagne, as Stockholder and Director

/s/ Richard Sawchak
Richard Sawchak, as Stockholder

/s/ Anthony Verna
Anthony Verna, as Stockholder

/s/ Robert Boakai
Robert Boakai, as Stockholder

/s/ Diane Moberg
Diane Moberg, as Stockholder